Exhibit 10.2

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this “Agreement”) is dated January 27, 2010, and is entered into in Yixing City, Jiangsu Province, People’s Republic of China (“PRC” or “China”) by and between Yixing Dragon Path Environment Technology Limited (“Party A”), and Jiangsu Zhenyu Environmental Protection Technology Co. Ltd.  (“Party B”). Party A and Party B are referred to collectively in this Agreement as the “Parties.”

RECITALS

(1)	Party A, a company incorporated in the PRC as a foreign invested enterprise, has the expertise in the business of consulting;

(2)
Party B, a company incorporated in China, is engaged in the technical research, development and design of the equipments for environmental pollution prevention and control; manufacturing and sales of the equipments for water-pollution prevention and control, building-use heat insulating materials and glass fiber reinforced plastic products; contractor of the environmental engineering; import or export of various products and technology on behalf of this company itself or as the agent of others (except those products or technology limited or prohibited by the state) (the “Business”);

(3)	The Parties desire that Party A provide consulting and other relevant services relating to the Business to Party B;

The Parties are entering into this Agreement to set forth the terms and conditions under which Party A shall provide consulting and other related services to Party B.

NOW THEREFORE, the Parties agree as follows:

1.	DEFINITIONS

1.1 In this Agreement the following terms shall have the following meanings:

“Affiliate,” with respect to any Person, shall mean any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether ownership of securities or partnership or other ownership interests, by contract or otherwise);

“Consulting Services Fee” shall be as defined in Clause 3.1;

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money for the deferred purchase price of property or services, (ii) the face amount of all letters of credit issued for the amount of such Person and all drafts drawn thereunder, (iii) all liabilities secured by any Lien on any property owned by such person, whether or not such liabilities have been assumed by such Person, (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee and (v) all contingent obligations (including, without limitation, all guarantees to third parties) of such Person;

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under recording or notice statute, and any lease having substantially the same effect as any of the foregoing);

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization, entity or other organization or any government body;

“PRC” means the People’s Republic of China;

“Services” means the services to be provided under the Agreement by Party A to Party B, as more specifically described in Clause 2.

1.2	The headings in this Agreement shall not affect the interpretation of this Agreement.

2.	RETENTION AND SCOPE OF SERVICES

2.1           Party B hereby agrees to retain the services of Party A, and Party A accepts such appointment, to provide to Party B services in relation to the current and proposed operations of Party B’s business in the PRC pursuant to the terms and conditions of this Agreement.  The services subject to this Agreement shall include, without limitation:

(a)           General Business Operation.  Provide general advice and assistance relating to the management and operation of the Business of Party B.

(b)           Human Resources.

(i)           Provide general advice and assistance in relation to the staffing of Party B, including assistance in the recruitment, employment and secondment of management personnel, administrative personnel and staff of Party B;

(ii)   Provide training of management, staff and administrative personnel;

(iii)           Assist Party B to establish an efficient payroll management system; and

(iv)           Provide assistance in the relocation of Party B’s management and staff.

(c)           Business Development. Provide advice and assistance in business growth and development.

(d)           Other.  Such other advice and assistance as may be agreed upon by the Parties.

2.2           Exclusive Services Provider.  During the term of this Agreement, Party A shall be the exclusive provider of the Services.  Party B shall not seek or accept similar services from other providers unless the prior written approval is obtained from Party A.

2.3           Intellectual Property Rights Related to the Services.  Party A shall own all intellectual property rights developed or discovered through research and development, in the course of providing Services, or derived from the provision of the Services.  Such intellectual property rights shall include patents, trademarks, trade names, copyrights, patent application rights, copyright and trademark application rights, research and technical documents and materials, and other related intellectual property rights including the right to license or transfer such intellectual property rights.  If Party B requires the use of Party A’s intellectual property rights, Party A agrees to grant such intellectual property rights to Party B on terms and conditions to be set forth in a separate agreement.

2.4           Pledge.  Party B shall permit and cause the owners of Party B to pledge their equity interests in Party B to Party A for securing the Consulting Services Fee as required pursuant to this Agreement.

3.             PAYMENT

3.1           General.

(a)           In consideration of the Services provided by Party A hereunder, Party B shall pay to Party A a consulting services fee (the “Consulting Services Fee”) during the term of this Agreement, payable in RMB each quarter, equal to all of its net income for such quarter based on the quarterly financial statements provided under Clause 5.1 below. Such quarterly payment shall be made within fifteen (15) days after receipt by Party A of the financial statements referenced above.

(b)           Party B will permit, from time to time during regular business hours as reasonably requested by Party A, its agents or representatives (including independent public accountants, which may be Party B’s independent public accountants), (i) to conduct periodic audits of the financial books and records of Party B, (ii) to examine and make copies and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of Party B (iii) to visit the offices and properties of Party B for the purpose of examining such materials described in clause (ii) above, and (iv) to discuss matters relating to the performance by Party B hereunder with any of the officers or employees of Party B having knowledge of such matters.  Party A may exercise the audit rights described herein at any time, provided that Party A provides a ten (10) day written notice to Party B specifying the scope, purpose and duration of such audit.  All such audits shall be conducted in such a manner as not to interfere with Party B’s normal operations.

3.2           Party B shall not be entitled to set off any amount it may claim is owed to it by Party A against any Consulting Services Fee payable by Party B to Party A unless Party B first obtains Party A’s prior written consent.

3.3           The Consulting Services Fee shall be paid in RMB by telegraphic transfer to Party A’s bank account, or to such other account or accounts as may be specified in writing from time to time by Party A.

3.4           Should Party B fail to pay all or any part of the Consulting Services Fee due to Party A in RMB under this Clause 3 within the time limits stipulated, Party B shall pay to Party A interest in RMB on the amount overdue based on the three (3) month lending rate for RMB published by the Bank of China on the relevant due date.

3.5           All payments to be made by Party B hereunder shall be made free and clear and without any consideration of tax deduction, unless Party B is required to make such payment subject to the deduction or withholding of tax.

4.             FURTHER TERMS OF COOPERATION

All business revenue of Party B shall be directed in full by Party B into a bank account nominated by Party A.

5.             UNDERTAKINGS OF PARTY A

Party B hereby agrees that, during the term of the Agreement:

5.1           Information Covenants.  Party B shall provide to Party A:

5.1.1        Preliminary Monthly Reports. Within five (5) days after the end of each calendar month the preliminary income statements and balance sheets of Party B made up to as of the end of such calendar month, in each case prepared in accordance with the generally accepted accounting principles of the PRC.

5.1.2        Final Monthly Reports. Within ten (10) days after the end of each calendar month, a final report from Party B on the financial and business operations of Party B as of the end of such calendar month, setting forth the comparison of financial and operation figures for the corresponding period in the preceding financial year, in each case prepared in accordance with generally accepted accounting principles of the PRC.

5.1.3        Quarterly Reports. As soon as available and in any event within forty-five (45) days after each Quarterly Period (as defined below), unaudited consolidated and consolidating statements of income, retained earnings and changes in financial positions of Party B and its subsidiaries for such Quarterly Period, and for the period from the beginning of the relevant fiscal year to such Quarterly Date, and the related consolidated and consolidating balance sheets as of such Quarterly Period, setting forth in each case the actual versus budgeted comparisons and a comparison of the corresponding consolidated and consolidating figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of Party B’s Chief Financial Officer, and such certificate shall state that the said financial statements fairly represent the consolidated and consolidating financial conditions and results of operations, as the case may be, of Party B and its subsidiaries, in accordance with the general accepted accounting principles of the PRC for such period (subject to normal year-end audit adjustments and the preparation of notes for the audited financial statements).  For the purpose of this Agreement, a “Quarterly Period” shall mean the last day of March, June, September and December of each year, the first of which shall be the first Quarterly Period following the date of this Agreement; provided that if any such Quarterly Period is not a business day in the PRC, then such Quarterly Period shall be the next succeeding business day in the PRC.

5.1.4        Annual Audited Accounts.  Within three (3) months after the end of the financial year, Party B’s annual audited accounts (setting forth in each case the comparison of the corresponding figures for the preceding financial year), shall be prepared in accordance with the generally accepted accounting principles of the PRC.

5.1.5         Budgets. At least ninety (90) days prior to Party B’s fiscal year, Party B shall prepare a budget in a form satisfactory to Party A (including budgeted statements of income and sources and uses of cash and balance sheets) for each of the four quarters of the fiscal year accompanied by the statement of Party B’s Chief Financial Officer, to the effect that, to the best of his or her knowledge, the budget is a reasonable estimate for the corresponding period.

5.1.6         Notice of Litigation. Party B shall notify Party A, within one (1) business day of obtaining the knowledge thereof, of (i) any litigation or governmental proceeding pending against Party B which could materially adversely affect the business, operations, property, assets, condition or prospects of Party B and (ii) any other event which is likely to materially adversely affect the business, operations, property, assets, condition or prospects of Party B.

5.1.7         Other Information.  From time to time, such other information or documents as Party A may reasonably request.

5.2           Books, Records and Inspections.  Party B shall keep accurate books and records of its business activities and transactions according with PRC’s generally accepted accounting principles and all other legal requirements.  During an appropriate time and within a reasonable scope requested by Party A, Party B will permit Party A’s officers and designated representatives to visit the premises of Party B and to inspect, under the guidance of Party B’s officers, Party B’s books and records, and to discuss the affairs, finances and accounts of Party B.

5.3           Corporate Franchises.  Party B will do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and maintain its material rights and licenses.

5.4           Compliance with Laws.  Party B shall abide by all applicable laws, regulations and orders of all relevant governmental administration, including but not limited to United States Foreign Corrupt Practices Act, in respect to its business and the ownership of its property, including, without limitation, maintenance of valid and proper governmental approvals and licenses necessary to provide the services, unless such noncompliance could not, in the aggregate, have a material adverse effect on the business, operations, property, assets, condition or prospects of Party B.

6.             NEGATIVE COVENANTS

Party B covenants and agrees that, during the term of this Agreement, without the prior written consent of Party A:

6.1           Equity.  Party B will not issue, purchase or redeem any equity or debt, or equity or debt securities of Party B.

6.2           Liens.  Party B will not create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Party B whether existing or hereafter acquired, provided that the provisions of this Clause 6.1 shall not prevent the creation, incurrence, assumption or existence of:

6.2.1      Liens for taxes not yet due, or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established; and

6.2.2      Liens in respect to Party B’s property or assets imposed by law, which were incurred in the ordinary course of business, and (x) which do not in the aggregate, materially detract from the value of Party B’s property or assets or materially impair the use thereof in the operation of Party B’s business or (y) which are being contested in good faith by appropriate proceedings and proceedings which have the effect of preventing the forfeiture or sale of the property of assets subject to any such Lien.

6.3           Consolidation, Merger, Sale of Assets, etc.  Party B will not wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, except that (i) Party B may sell inventory in the ordinary course of business and (ii) Party B may sell equipment which is uneconomic or obsolete, in the ordinary course of business.

6.4           Dividends.  Party B will not declare or pay any dividends, or return any capital, to its shareholders or authorize or make any other distribution, payment or delivery of property or cash to its shareholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock now or hereafter outstanding (or any options or warrants issued by Party B with respect to its capital stock), or set aside any funds for any of the foregoing purposes.

6.5           Leases.  Party B will not permit the aggregate payments (including, without limitation, any property taxes paid as additional rent or lease payments) by Party B under agreements to rent or lease any real or personal property to exceed the amount agreed by Party A in any fiscal year of Party B.

6.6           Indebtedness.  Party B will not contract, create, incur, assume or suffer to exist any indebtedness, except accrued expenses and current trade accounts payable incurred in the ordinary course of business, and obligations under trade letters of credit incurred by Party B in the ordinary course of business, which are to be repaid in full not more than one (1) year after the date on which such indebtedness is originally incurred to finance the purchase of goods by Party B.

6.7           Advances, Investment and Loans.  Party B will not lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, except that Party B may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms.

6.8           Transactions with Affiliates or Related Parties.  Party B will not enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate or Related Parties of Party B, other than on terms and conditions substantially as favorable to Party B as would be obtainable by Party B at the time in a comparable arm’s-length transaction with a Person other than an Affiliate or Related Parties and with the prior written consent of Party A. The term “Affiliate or Related Parties” shall mean the Shareholders and (a) each individual who is, or who has at any time been, an officer, director or executive employee of Party B or any Affiliate; (b) each member of the family of the Shareholders and  each of the individuals referred to in clause “(a)” above; and (c) any entity in which any one of the individuals referred to in clauses “(a)” and “(b)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

6.9           Capital Expenditures.  Party B will not make any expenditure for fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which are capitalized in accordance with generally accepted accounting principles in the PRC and capitalized lease obligations) during any quarterly period which exceeds the aggregate the amount contained in the budget as set forth in Section 5.1.5.

6.10           Modifications to Debt Arrangements, Agreements or Articles of Association.  Party B will not (i) make any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) any existing Indebtedness or (ii) amend or modify, or permit the amendment or modification of, any provision of any existing Indebtedness or of any agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any of the foregoing or (iii) amend, modify or change its Articles of Association or business license, or any agreement entered into by it, with respect to its capital stock, or enter into any new agreement with respect to its capital stock.

6.11           Line of Business.  Party B will not engage (directly or indirectly) in any business other than those types of business prescribed within the business scope of Party B’s business license except with the prior written consent of Party A.

7.           TERM AND TERMINATION

7.1           This Agreement shall take effect on the date of execution of this Agreement and shall remain in full force and effect unless terminated pursuant to Clause 7.2.

7.2           This Agreement may be terminated:

7.2.1        By Party A giving written notice to Party B if Party B has committed a material breach of this Agreement (including, but not limited to, the failure by Party B to pay the Consulting Services Fee) and such breach, if capable of remedy, has not been so remedied within fourteen (14) days, in the case of breach of a non-financial obligation, following the receipt of such written notice;

7.2.2        Either Party giving written notice to the other Party if the other Party becomes bankrupt or insolvent or is the subject of proceedings or arrangements for liquidation or dissolution or ceases to carry on business or becomes unable to pay its debts as they become due;

7.2.3         By either Party giving written notice to the other Party if, for any reason, the operations of Party A are terminated;

7.2.4         By either Party giving written notice to the other Party if circumstances arise which materially and adversely affect the performance or the objectives of this Agreement; or

7.2.5         By election of Party A with or without reason.

7.3           Any Party electing to terminate this Agreement pursuant to Clause 7.2 shall have no liability to the other Party for indemnity, compensation or damages arising solely from the exercise of such termination right.  The expiration or termination of this Agreement shall not affect the continuing liability of Party B to pay any Consulting Services Fees already accrued or due and payable to Party A.  Upon expiration or termination of this Agreement, all amounts then due and unpaid to Party A by Party B hereunder, as well as all other amounts accrued but not yet payable to Party A by Party B, shall hereby become due and payable by Party B to Party A.

8.             PARTY A’S REMEDY UPON PARTY B’S BREACH

In addition to the remedies provided elsewhere under this Agreement, Party A shall be entitled to remedies permitted under PRC laws, including, without limitation, compensation for any direct and indirect losses arising from the breach and legal fees incurred to recover losses from such breach.

9.             AGENCY

The Parties are independent contractors, and nothing in this Agreement shall be construed to constitute either Party to be the agent, partner, legal representative, attorney or employee of the other for any purpose whatsoever.  Neither Party shall have the power or authority to bind the other except as specifically set out in this Agreement.

10.           GOVERNING LAW AND JURISDICTION

10.1           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the PRC.

10.2           Arbitration.  Any dispute arising from, out of or in connection with this Agreement shall be settled through amicable negotiations between the Parties and/or arbitration in accordance with this Clause 10.2.  Such negotiations shall begin immediately after one Party has delivered to the other Party a written request for such negotiation.  If, within ninety (90) days following the date of such notice, the dispute cannot be settled through negotiations, the dispute shall, upon the request of either Party with notice to the other Party, be submitted to arbitration in China under the auspices of China International Economic and Trade Arbitration Commission (the “CIETAC”).  The Parties shall jointly appoint a qualified interpreter for the arbitration proceeding and shall be responsible for sharing in equal portions the expenses incurred by such appointment.  The arbitration proceeding shall take place in Beijing, China.  The outcome of the arbitration shall be final and binding and enforceable upon the Parties.

10.3           Number and Selection of Arbitrators. There shall be three (3) arbitrators.  Party B shall select one (1) arbitrator and Party A shall select one (1) arbitrator, and both arbitrators shall be selected within thirty (30) days after giving or receiving the demand for arbitration.  Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list.  The chairman of the CIETAC shall select the third arbitrator.  If a Party does not appoint an arbitrator who consents to participate within thirty (30) days after giving or receiving the demand for arbitration, the relevant appointment shall be made by the chairman of the CIETAC.

10.4           Arbitration Language and Rules.  Unless otherwise provided by the arbitration rules of CIETAC, the arbitration proceeding shall be conducted in English.  The arbitration tribunal shall apply the arbitration rules of the CIETAC.  However, if such rules are in conflict with the provisions of this clause, or with Section 10 of this Agreement, then the terms of Section 10 of this Agreement shall prevail.

10.5           Cooperation; Disclosure. Each Party shall cooperate with the other Party in making full disclosure of and providing complete access to all information and documents requested by the other Party in connection with such proceedings, subject only to any confidentiality obligations binding on such Parties.

10.6           Jurisdiction. Judgment rendered by the arbitration may be entered into by any court having jurisdiction, or application may be made to such court for a judicial recognition of the judgment or any order of enforcement thereof.

10.7           Continuing Obligations. The Parties shall continue their implementation of this Agreement during the period when the relevant dispute is being resolved,

11.           ASSIGNMENT

No part of this Agreement shall be assigned or transferred by either Party without the prior written consent of the other Party.  Any such assignment or transfer shall be void.  Party A, however, may assign its rights and obligations hereunder to an Affiliate without Party B’s consent.

12.           NOTICES

Notices or other communications required to be given by any Party pursuant to this Agreement shall be written in English and Chinese and delivered personally or sent by registered mail or prepaid mail or by a recognized courier service or by facsimile transmission to the address of relevant each Party or both Parties set forth below or other address of the Party or of the other addressees specified by such Party from time to time. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served the tenth (10th) day after the date, or the fourth (4th) day after the delivery date of an internationally recognized courier service; and (c) a notice sent by facsimile transmission is deemed duly served upon the time shown on the transmission confirmation of relevant documents.

Party A	Yixing Dragon Path Environment Technology Limited
Address: Chengbei Street, Gaocheng Town, Yixing City, Jiangsu Province, China
Attn: LI Boping
Fax: 86-510-87838583
Tel: 86-510-87839898

Party B:	Jiangsu Zhenyu Environmental Protection Technology Co. Ltd.
Address: Gaocheng Xi Street, Gaocheng Town, Yixing City, Jiangsu Province, China
Attn: LI Boping
Fax: 86-510-87892828
Tel: 86-510-87892838

13.           GENERAL

13.1           The failure or delay in exercising a right or remedy under this Agreement shall not be constituted as a waiver of the right or remedy, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy.

13.2           Should any clause or any part of any clause contained in this Agreement be declared invalid or unenforceable for any reason whatsoever, all other clauses or parts of clauses contained in this Agreement shall remain in full force and effect.

13.3           This Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all previous agreements.

13.4           No amendment or variation of this Agreement shall be valid unless it is in writing and executed by the Parties or their authorized representatives.

13.5           This Agreement shall be executed in three (3) duplicate originals in English. Each Party has received one (1) duplicate original, and all originals shall be equally valid.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF this Agreement is duly executed by each Party or its legal representatives.

PARTY A:	Yixing Dragon Path Environment Technology Limited

Legal/Authorized Representative:  /s/ LI Boping

Name: LI Boping

Title: Executive Director

PARTY B:	Jiangsu Zhenyu Environmental Protection Technology Co. Ltd.

Legal/Authorized Representative:  /s/ LI Boping

Name: LI Boping

Title: Executive Director

Appendix 1: List of Consulting and Services

1、	Assistance of design, research and development of new products for Party B;
2、	Permission of use of computer software of Party A;
3、	Permission of use of know-how technology of Party A;
4、	Daily management, maintenance and update of database of customers and suppliers of Party B;
5、	Vocational training for the technicians of Party B;
6、	Assistance of collection and study of relevant marketing and technical information for Party B;
7、	Assistance of idea creation regarding marketing promotion for Party B;
8、	Other relevant consulting and services as required by Party B from time to time.